UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2019

SEMGROUP CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-34736	20-3533152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

(Address of Principal Executive Offices) (Zip Code)

(918) 524-8100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

SemCAMS Midstream

As previously announced, on January 9, 2019, a wholly owned subsidiary of SemGroup Corporation, SemCanada II, L.P., an Oklahoma limited partnership (“SemGroup”), and an affiliate of Kohlberg Kravis Roberts & Co. L.P. and wholly owned subsidiary of KKR Global Infrastructure Investors III L.P., KKR Alberta Midstream Inc., an Alberta corporation (“KKR”), entered into definitive documents to create a new joint venture company that will own and operate midstream oil and gas infrastructure in Western Canada, SemCAMS Midstream ULC, an Alberta unlimited liability corporation (“SemCAMS Midstream”). SemGroup will own 51% and KKR will own 49% of SemCAMS Midstream.

Share Purchase Agreement

As previously announced, in connection with the formation of SemCAMS Midstream, on January 9, 2019, SemCAMS Midstream entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Meritage Midstream Services III, LP to acquire 100% of the issued and outstanding equity interests in Meritage Midstream ULC, an Alberta unlimited liability corporation (the “Meritage Acquisition”). On February 25, 2019, SemCAMS Midstream completed the Meritage Acquisition pursuant to the Share Purchase Agreement for a debt-free, cash purchase price of C$645,563,784 (US$489,531,017)1, subject to customary post-closing adjustments. The purchase price included C$152,327,967 (US$115,510,297) in reimbursements for estimated capital expenditures incurred from September 1, 2018 to the closing of the Meritage Acquisition (the “Meritage Closing”).

Item 1.01.	Entry into a Material Definitive Agreement.

SemCAMS Midstream Credit Agreement

On February 25, 2019, SemCAMS Midstream entered into a Credit Agreement (the “Credit Agreement”), together with The Toronto-Dominion Bank, as administrative agent, providing for a C$350.0 million senior secured term loan facility and a C$450.0 million senior secured revolving credit facility. Both facilities under the Credit Agreement mature on February 25, 2024. SemCAMS Midstream may incur additional term loans and revolving commitments in an aggregate amount not to exceed C$250.0 million, subject to receiving commitments for such additional term loans or revolving commitments from either new lenders or increased commitments from existing lenders.

At SemCAMS Midstream’s option, the term loans and revolving loans under the Credit Agreement will bear interest at the LIBO rate, the prime rate or an alternate base rate plus, in each case, an applicable margin based on SemCAMS Midstream’s leverage ratio under the Credit Agreement.

[1]	Assumes a currency exchange rate of 0.7583, per Wall Street Journal close on February 25, 2019.

The Credit Agreement includes customary representations and warranties and affirmative and negative covenants, which were made only for the purposes of the Credit Agreement and as of the specific date (or dates) set forth therein, and may be subject to certain limitations as agreed upon by the contracting parties, and apply only to SemCAMS Midstream and any restricted subsidiaries of SemCAMS Midstream. Such limitations include the creation of new liens, indebtedness, making of certain restricted payments and payments on indebtedness, making certain dispositions, making material changes in business activities, making fundamental changes including liquidations, mergers or consolidations, making certain investments, entering into certain transactions with affiliates, entering into sale and leaseback transactions, entering into certain hedging arrangements and funding or engaging in activities in violation of applicable sanctions, anti-money laundering legislation and applicable corruption statutes.

In addition, the Credit Agreement contains financial performance covenants as follows:

•	leverage ratio:

•

so long as no permitted junior debt is outstanding, SemCAMS Midstream’s leverage ratio may not exceed 4.50 to 1.00 as of the last date of any fiscal quarter; provided, that if SemCAMS Midstream consummates a material acquisition, the leverage ratio may not exceed 5.00 to 1.00 as of the last date of the fiscal quarter in which such material acquisition occurs, and as of the last date of the two fiscal quarters immediately following thereafter;

•

if any permitted junior debt is outstanding, SemCAMS Midstream’s leverage ratio may not exceed 5.00 to 1.00 as of the last date of any fiscal quarter; provided, that if SemCAMS Midstream consummates a material acquisition, the leverage ratio may not exceed 5.50 to 1.00 as of the last date of the fiscal quarter in which such material acquisition occurs, and as of the last date of the two fiscal quarters immediately following thereafter;

•	minimum debt service coverage ratio: SemCAMS Midstream’s debt service coverage ratio may not be less than 1.20 to 1.00 as of the last date of any fiscal quarter; and

•

senior leverage ratio: if any permitted junior debt is outstanding, SemCAMS Midstream’s senior leverage ratio may not exceed 3.50 to 1.00 as of the last date of any fiscal quarter; provided, that if SemCAMS Midstream consummates a material acquisition, the senior leverage ratio may not exceed 4.00 to 1.00 as of the last date of the fiscal quarter in which such material acquisition occurs, and as of the last date of the two fiscal quarters immediately following thereafter.

The Credit Agreement includes customary events of default, including events of default relating to inaccuracy of representations and warranties in any material respect when made or when deemed made, non-payment of principal and other amounts owing under the Credit Agreement, including, in respect of, violation of covenants, cross acceleration to any material indebtedness of SemCAMS Midstream and its subsidiaries, bankruptcy and insolvency events, certain unsatisfied judgments, certain invalidities of loan documents and the occurrence of a change of control. A default under the Credit Agreement would permit the participating banks to require immediate repayment of any outstanding loans with interest and any unpaid accrued fees, and exercise other rights and remedies.

The Credit Agreement is guaranteed on a non-recourse basis by each of SemGroup and KKR, limited to each respective entity’s equity interests in SemCAMS Midstream, and fully guaranteed by any future material subsidiary of SemCAMS Midstream. The obligations under the Credit Agreement and related lender hedge instruments and cash management instruments are secured by a lien on substantially all of the property and assets of SemCAMS Midstream and the other loan parties, subject to customary exceptions.

The foregoing description of the Credit Amendment does not purport to be complete and is qualified in its entirety by reference to the Credit Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Investment and Contribution Agreement Closing

As previously announced, concurrently with the execution of the Share Purchase Agreement, SemGroup, KKR and SemCAMS Midstream entered into an Investment and Contribution Agreement (the “Contribution Agreement”) relating to the formation of SemCAMS Midstream. On February 25, 2019, the Contribution (as defined below) closed immediately prior to the Meritage Closing (the “Contribution Closing”). Pursuant to the terms of the Contribution Agreement, each of SemGroup and KKR made the following contributions to SemCAMS Midstream: (i) SemGroup contributed 100% of the issued and outstanding equity interests in its wholly owned subsidiary, SemCAMS ULC, an Alberta unlimited liability company which owns and operates natural gas processing and gathering facilities in Alberta, Canada, (the “SemGroup Contribution”) in exchange for (A) 51% of the common shares of SemCAMS Midstream, (B) a cash amount of C$645,600,0002 (US$489,558,480), subject to adjustments for working capital of SemCAMS ULC, capital contributions to SemCAMS ULC by SemGroup and other customary adjustments, (C) a potential payment of C$14,700,000 (US$11,147,010) contingent on a positive final investment decision of a specific project by SemCAMS Midstream, and (D) earnout consideration in the form of a special share in SemCAMS Midstream entitling SemGroup to dividend payments up to a maximum (pre-tax) aggregate amount of C$50,000,000 (US$37,915,000) if either or both of two specific projects proceed and EBITDA thresholds pertaining to those projects are achieved; and (ii) KKR contributed cash in the amount of C$785,600,000 (US$595,720,480)3, subject to adjustments for working capital of SemCAMS ULC, capital contributions to SemCAMS ULC by SemGroup, a payment of C$14,700,000 (US$11,147,010) contingent on the pursuit of a specific project (unrelated to the two projects referred to above) by SemCAMS Midstream, and other customary adjustments (the “KKR Contribution” and, together with the SemGroup Contribution, the “Contribution”) in exchange for (A) 49% of the common shares of SemCAMS Midstream and (B) 300,000 preferred shares in SemCAMS Midstream (representing C$300,000,000 (US$227,490,000) of KKR cash contribution) which will pay quarterly dividends at an annual rate of 8.75%. SemCAMS Midstream may elect, for any of the first ten quarters following issuance of the preferred shares, to pay the dividends in-kind in the form of additional preferred shares. SemCAMS Midstream will have the right to convert the preferred shares into common shares in the event of an initial public offering of its common shares, at a conversion price equal to 92.5% of the IPO offering price. In connection with the issuance of the preferred shares, KKR received a C$6,000,000 (US$4,549,800) transaction fee from SemCAMS Midstream.

[2]	This amount includes the reimbursement to SemGroup of C$30,600,000 (US$23,203,980) for a 51% share of the deposit made pursuant to the Share Purchase Agreement.
[3]

This amount does not include C$29,400,000 (US$22,294,020) being a 49% share of the deposit made pursuant to the Share Purchase Agreement which was not reimbursed to KKR and forms part of the KKR Contribution.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 2.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

On February 25, 2019, SemCAMS Midstream made a borrowing of C$350.0 million under the senior secured term loan facility of the Credit Agreement and a borrowing of C$65.0 million under the senior secured revolving credit facility of the Credit Agreement. These borrowings were used to fund a portion of the cash purchase price for the Meritage Acquisition and for working capital purposes.

Item 7.01.	Regulation FD Disclosure.

On February 25, 2019, SemGroup Corporation and KKR issued a press release announcing the Contribution Closing and the Meritage Closing. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference.

The information furnished pursuant to this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(b)     Pro Forma Financial Information.

Filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated into this Item 9.01 by reference are unaudited pro forma condensed consolidated financial statements of SemGroup Corporation as of and for the year ended December 31, 2018, which have been prepared to give effect to the Contribution. These unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and do not purport to represent what SemGroup Corporation’s actual results of operations or financial position would have been if the Contribution had occurred on the dates indicated, nor are they necessarily indicative of SemGroup Corporation’s future operating results or financial position.

(d)     Exhibits.

The following exhibits are filed or furnished herewith.

Exhibit Number	Description

2.1	Investment and Contribution Agreement, dated as of January 9, 2019, between KKR Alberta Midstream Inc. and SemCanada II, L.P. and SemCAMS Midstream ULC.

10.1	Credit Agreement, dated as of February 25, 2019, among SemCAMS Midstream ULC, as the borrower, the lenders party thereto and The Toronto-Dominion Bank, as administrative agent and collateral agent.

99.1	Press Release dated February 25, 2019 announcing the Contribution Closing and Meritage Closing.

99.2	Unaudited Pro Forma Condensed Consolidated Financial Statements of SemGroup Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMGROUP CORPORATION

Date: March 1, 2019	By:	/s/ William H. Gault
William H. Gault Corporate Secretary